Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-108383) of the Peoples Bancorp Inc. Retirement Savings Plan of our report dated June 25, 2010, on our audits of the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years ended December 31, 2009 and 2008, which report appears in the December 31, 2009 annual report on Form 11-K of Peoples Bancorp Inc. Retirement Savings Plan.

                                                                       /s/ BKD, LLP

Cincinnati, Ohio
June 28, 2010